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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of __________, 1999, by and between Allan Brown (hereinafter referred to as "Executive"), Cyrk, Inc., a Delaware corporation (the "Corporation"), and Simon Marketing, Inc., a Delaware corporation ("SM"), with reference to the following facts:

         A. Pursuant to an Employment Agreement dated as of May 7, 1997 (the "Prior Agreement"), Executive has been employed by SM.

         B. SM is a wholly-owned subsidiary of the Corporation.

         C. Executive remains a person whose skills, experience and training are required by the Corporation and SM. Executive, the Corporation, and SM wish to terminate the Prior Agreement, and to enter into a new agreement whereby Executive will serve as Co-Chief Executive Officer and Co-President of the Corporation on the terms and conditions hereinafter set forth.

         D. In order to induce Executive to accept such employment, SM has agreed to guarantee the obligations of the Corporation hereunder.

         NOW THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:


1.       EMPLOYMENT

         1.1 POSITION AND DUTIES

         The Corporation hereby employs Executive, and Executive accepts such employment, as Co-Chief Executive Officer and Co-President of the Corporation upon the terms and provisions set forth in this Agreement. Executive shall report only to the Board of Directors of the Corporation (the "Board") through the Chairman of the Board, and, subject to the directions of the Board, acting through the Chairman of the Board, shall have full general supervision, direction and control of all aspects of the business, officers and employees of the Corporation and its subsidiaries (including SM) that are customary for the Chief Executive Officer of a public company like the Corporation, except for such duties and responsibilities allocated by the Board (acting through its Chairman) to the other Co-Chief Executive Officer. All officers and employees of the Corporation and its subsidiaries (including SM) shall report directly or indirectly to Executive or to the Co-Chief Executive Officer as the Board may from time to time determine. The Corporation shall employ two administrative assistants and a driver to assist Executive on substantially the same basis on which such administrative assistants and driver were employed by SM immediately before the date of this Agreement. Executive shall devote his full working time and effort to the business and affairs of the Corporation and its subsidiaries and will act in accordance with the policies and directions of the Board, acting through its Chairman. Executive may


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participate in other business activities and act as a director of any profit or nonprofit corporation, so long as such activity is not competitive with the business of the Corporation and its subsidiaries in any material respect and does not materially detract from the performance of his duties as a full time executive of the Corporation. The Prior Agreement is hereby terminated effective as of the day before the date of the closing under that certain Securities Purchase Agreement of even date herewith by and between Overseas Toys, L.P. and Cyrk, Inc. (the "Closing").

         1.2 BOARD OF THE CORPORATION; ADDITIONAL DUTIES

                  So long as Executive is employed by the Corporation, Executive shall serve as a director of SM, and of such subsidiaries of the Corporation as the Board may designate, shall be nominated for election as a director of the Corporation at each meeting of the shareholders of the Corporation at which directors are elected (unless such nomination is unnecessary because Executive is serving as a director and his term is not expiring), and Executive shall perform additional duties for the Corporation and its subsidiaries (including
SM) as the Board may reasonably request. In the event of the termination of Executive's employment for any reason, Executive agrees to resign as a director of the Company and of any or all subsidiaries of the Company upon the request of the Board, acting through its Chairman.

         1.3 CONSULTING

                  During the Consulting Term (as defined below), Executive shall make himself available from time to time as the Corporation and its subsidiaries (including SM) may reasonably request to consult with the Corporation and its subsidiaries (including SM) with regard to their business; provided, however, that (a) Executive shall not be required to be available more than 20 hours per month, or for more than two hours in any period of 24 consecutive hours, (b) Executive shall not be required to be available except on reasonable advance notice, and (c) Executive shall not be required to travel outside of a fifty
(50) mile radius from his residence.

2.       TERM

         Executive's employment under this Agreement shall commence on the date of the Closing, and shall continue for a period of three (3) years, or five (5) years if Executive gives a notice of extension before the expiration of thirty
(30) months from the date hereof, unless in either case sooner terminated as hereinafter provided (the "Term"). This Agreement shall not become effective before the Closing, or if the Closing does not occur. The "Consulting Term" shall commence on the expiration or earlier termination of the Term and shall continue for five (5) years thereafter, unless sooner terminated by the giving of thirty (30) days' written notice of termination by Executive to the Corporation, which Executive may give at any time after the second anniversary of the commencement of the Consulting Term.

3.       COMPENSATION


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         3.1 SALARY

                  As compensation for the services to be performed by Executive during the Term of this Agreement, the Corporation shall pay Executive a salary of $750,000 per year during the Term, payable in accordance with the Corporation's practices in effect from time to time, but not less often than biweekly.

         3.2 BONUSES

                  Upon execution of this Agreement, Executive shall receive a cash bonus of $2,250,000 (the "Signing Bonus"). If for any reason or for no reason, other than as set forth in Sections 6.4 or 6.6, Executive's employment with the Corporation and all of its subsidiaries is terminated by either Executive or the Corporation prior to the fifth anniversary of the Closing (including, without limitation, if Executive does not extend the Term to five years as set forth in Section 2), then within thirty (30) days of any such termination, Executive (or his estate if the termination is on account of Executive's death) shall repay to the Corporation the portion of the Signing Bonus attributable to any portion of such five-year period remaining after the termination of Executive's employment, determined by prorating the Signing Bonus over the five-year period, with the proration over any period of less than a full calendar year being made on a daily basis of a 365 day year. Executive shall not be obligated to repay any portion of the Signing Bonus in the event of his termination of employment as described in Sections 6.4 or 6.6. Executive shall be entitled to participate in any bonus pool or discretionary bonus arrangement of the Corporation or its subsidiaries (including SM) at a level commensurate with his position as Co-Chief Executive Officer and Co-President of the Corporation; provided, however, that nothing in this Section 3.2 shall be deemed to require the Corporation to pay equal bonuses to the two Co-Chief Executive Officers or Co-Presidents. Such bonuses shall be based on reasonable criteria pertaining to the Corporation's performance. For each fiscal year of the Corporation, Executive shall receive a bonus of at least 2.133% of his annual salary for each percentage point by which the Corporation's actual EBITDA for such fiscal year exceeds 85% of the Corporation's projected or targeted EBITDA for such fiscal year as determined by the Board; provided, however, that this sentence shall not obligate the Corporation to pay Executive a bonus for any fiscal year greater than 32% of Executive's salary for such fiscal year.

         3.3 BENEFITS

                  Executive shall be entitled to participate in all pension plans, profit sharing plans, life, medical, dental, disability or other insurance plans or policies or other similar plans or benefits the Corporation or its subsidiaries (including SM) may provide generally for their senior executives or for employees of the Corporation or its subsidiaries (including
SM) generally from time to time in effect during the Term, but as to medical and dental insurance plans, with terms no less favorable to Executive than provided to Executive by the SM immediately preceding the date of this Agreement. During the Consulting Term, the Corporation and its subsidiaries (including SM) will continue to provide Executive with group life, health and disability insurance coverage at their expense. During the Term, the


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Corporation shall reimburse Executive for medical and health-related expenses not covered or reimbursed by insurance (including, but not limited to, services recommended by a physician) in the same manner as was SM's practice immediately before the date of this Agreement. The Corporation shall at all times during the Term and during the Consulting Term pay for and maintain for the benefit of Executive and his designees the policies of split dollar life insurance in effect immediately before the date of this Agreement (the "Split Dollar Policies"). If for any reason any of such policies shall terminate or not be renewed, the Corporation will use its best reasonable commercial efforts to secure replacement policies providing comparable coverage. Executive, or his designee, shall be the owner of the policies for all purposes, subject to whatever rights the Corporation may have to a return of its premiums under certain circumstances. The Corporation shall continue to pay the premiums on such policies after the termination of the Consulting Term so long as Executive is willing to provide consulting services to the Corporation after the expiration of the Consulting Term on the same basis as the senior executives of the Corporation and Executive continues to be bound by the provisions of Section 8 of this Agreement. Executive shall be reimbursed for his reasonable estate planning, legal representation and advice, tax planning and return preparation and accounting fees and related expenses. (All of the benefits referred to in this Section 3.3 are collectively referred to as "Additional Benefits.")

         3.4 STOCK OPTIONS

                  Executive shall be considered for grants of options to acquire shares of the Corporation's common stock, SARS, phantom stock rights and any similar option or securities compensation, at a level commensurate with Executive's position as Co-Chief Executive Officer and Co-President of the Corporation, when and as such grants are considered for other executives or employees of the Corporation or its subsidiaries (including SM), but any grant is wholly at the discretion of the Board or appropriate Board committee.

         3.5 PERIODIC REVIEW

                  The Corporation shall review Executive's salary, stock options, and other benefits then being provided to Executive not less frequently than annually and may, but shall not be obligated to, increase Executive's salary.

         3.6 REIMBURSEMENTS

                  Executive shall be promptly reimbursed by the Corporation for all amounts reasonably expended by Executive in the course of performing duties for the Corporation, including without limitation, reasonable expenses for travel, entertainment, parking, automobile and driver, business meetings, professional dues, club memberships, and credit cards, all in accordance with policies set by the Board from time to time, subject to the following:

                           (a) Executive shall be entitled to first class
travel, meals and lodging;


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                           (b) The Corporation shall reimburse Executive for the
travel expenses of a travelling companion, who may be a family member of Executive, and, if a family member of Executive, whose travel, meals and hotel accommodations may be the same as those of Executive; and

                           (c) The Corporation shall reimburse Executive for the
travel expenses of Executive's wife, minor children and caregiver travelling with Executive on a business trip which extends, or which is expected to extend, for more than seven (7) days, whose travel, meals and hotel accommodations may be the same as those of Executive.

         During the Term, Executive shall be entitled to the use of a Jaguar XJR or equivalent automobile on the same terms and conditions as the then-current practice of the Corporation and its subsidiaries (including SM) for their senior executives.

         3.7 DEDUCTIONS

                  There shall be deducted from Executive's gross compensation appropriate amounts for standard employee deductions (e.g. , income tax withholding, social security and state disability insurance) and any other amounts authorized for deduction by Executive.

         3.8 LOCATION

                  Executive's office shall be in Century City, California. In the event that SM relocates its headquarters from Century City, California, Executive shall in no event be required to move his residence from Los Angeles, California, nor perform his duties outside of Century City, and shall be allowed to function as Co-Chief Executive Officer and Co-President of the Corporation from an appropriate and satisfactory office, and with an appropriate and satisfactory staff, provided to him in Century City. Executive will not be required to increase his travel beyond that currently undertaken by him and Executive shall at all times determine whether and when to travel on business trips.

4.       VACATION

         Executive shall be entitled to not less than four (4) weeks of paid vacation for each twelve (12) month period of employment which shall accrue on a pro rata basis from the date of this Agreement. Subject to the foregoing minimum vacation, Executive shall be entitled to paid vacation, holidays and leave time in accordance with the plans, policies, programs and practices in effect generally with respect to other senior employees of the Corporation and its subsidiaries (including SM).

5.       INDEMNIFICATION

         The Corporation, and its subsidiaries (including SM) shall, to the maximum extent permitted by law, jointly and severally indemnify and hold Executive harmless from and against any expenses, including reasonable attorney's fees, judgements, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising out of, or related to, Executive's employment by the Corporation or by its


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subsidiaries (including SM). The Corporation and its subsidiaries (including SM)
shall advance to Executive any reasonable expenses, including reasonable attorneys' fees and costs of settlement, reasonably incurred in defending any such proceeding to the maximum extent permitted by law. The Corporation and its subsidiaries (including SM) shall cause Executive to be covered under directors and officers liability insurance policies in reasonable amounts in accordance with past practice.

6.       TERMINATION OF EMPLOYMENT

         Employment shall terminate upon the occurrence of any of the following events:

         6.1 EXPIRATION OF TERM

                  Upon the expiration of the Term as specified in Section 2.

         6.2 MUTUAL AGREEMENT

                  Whenever the Corporation and Executive mutually agree in writing to termination.

         6.3 TERMINATION FOR CAUSE

                  At any time by the Corporation for cause. For purposes of this Agreement, "cause" shall mean and be limited to (a) Executive's conviction by, or entry of a plea of guilty in, a court of competent jurisdiction for a felony involving moral turpitude or harm to the business or reputation of the Corporation, and such conviction or guilty plea becoming final and non-appealable; and (b) material breach of duty or this Agreement by the Executive or his habitual neglect of such duty to perform his duties under this Agreement, in each case after reasonable written notice and a reasonable opportunity (of not less than thirty (30) days) to cure. Executive may not be terminated for cause unless and until the Board has made such determination and such determination has been confirmed after hearing by an independent arbitrator as provided in Section 12.1; provided, however, that the Corporation may suspend Executive's duties and authority hereunder with pay pending the outcome of such arbitration.

         6.4 TERMINATION WITHOUT CAUSE

                  The Corporation shall have the right to terminate Executive's employment with the Corporation without cause at any time, but in the event of any such termination, Executive shall be paid a lump sum payment equal to the present value of all "Compensation" for the greater of the unexpired portion of the Term, or one (1) year. For this purpose, the term "Compensation" shall mean
(a) salary at the rate in effect on the date of termination, and (b) the average of the bonuses (but not the Signing Bonus) which Executive received with respect to the two (2) fiscal years of the Corporation preceding the fiscal year in which the termination occurs, with the bonus Executive received with respect to any short or partial fiscal year being annualized on the basis of a twelve-month year. The present value of Executive's Compensation shall be determined by discounting each element


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of Compensation from the date it would otherwise have been paid had this
Agreement not been terminated until the date Executive receives the lump-sum payment under this Section 6.4 at a discount rate equal to the applicable federal rate (as defined in Section 1274(d) of the Internal Revenue Code) compounded semi-annually. Executive shall not be required to seek other employment or otherwise to mitigate his damages in the event of his discharge without cause. Executive shall have the right to "gross up" protection against any golden parachute excise tax under Section 4999 of the Internal Revenue Code. In addition, the Corporation shall continue to pay the premiums on the Split Dollar Policies for the balance of the Term and thereafter as provided in
Section 3.3, and shall, at its expense, continue to provide Executive with coverage under all life, medical, dental, disability or other insurance plans or policies contemplated by Section 3.3 for the balance of the Term and for the Consulting Term, notwithstanding such termination. Executive acknowledges that payment of the foregoing amounts by the Corporation shall release the Corporation and its subsidiaries, and their respective officers, directors and affiliates from any further obligations or liability to Executive arising from termination of Executive's employment.

         6.5 DEATH/DISABILITY

                  For the purposes of this Agreement, disability shall mean the absence of Executive performing Executive's duties with the Corporation or its subsidiaries (including SM) on a full time basis for one hundred eighty (180) days in any period of twelve (12) consecutive months, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and reasonably acceptable to Executive or Executive's legal representative. If Executive shall become disabled, Executive's employment may be terminated by written notice to Executive, in which event Executive shall be entitled to receive disability insurance payments under policies maintained by the Corporation providing annual payments on terms no less favorable to Executive than those currently applicable to the chief executive officer and chief operating officer of the Corporation and its subsidiaries (including SM), or as increased from time to time, and continuation of medical and dental insurance, and payment of the premiums on his Split Dollar Policies through age 66. In addition, the Corporation shall, at its expense, continue to provide Executive with coverage under all other life, medical, dental, or other insurance plans or policies contemplated by Section
3.3 for the Consulting Term, notwithstanding such termination of Executive's employment. If Executive dies during the Term, the Corporation shall pay to Executive's estate (or such other person as Executive may designate in writing during his lifetime to the Corporation with the written consent of his spouse), Executive's salary and pro-rated Bonus through the date of death.

         6.6 BY EXECUTIVE FOR GOOD REASON

                  Executive shall have the right to terminate his employment with the Corporation at any time for good reason. For purposes of this Agreement, "good reason" shall mean and be limited to (a) any material diminution, on a cumulative basis, of Executive's duties, authority or position with the Corporation as specified in Section 1, or (b) a material breach by the Corporation of a material obligation of the Corporation under this

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Agreement, which such material breach is not cured within thirty (30) days written notice by Executive to the Corporation. Upon any termination of employment by Executive for good reason, Executive shall be entitled to receive the lump sum payment provided in Section 6.4 hereof within five (5) days after Executive gives notice of termination hereunder, and the other benefits provided in Section 6.4, as though the Corporation had terminated Executive's employment without cause. Executive's termination for good reason shall not be effective until confirmed after hearing by an independent arbitrator as provided in
Section 12.1.

7.       CHANGE OF CONTROL

         If the Corporation adopts any policy or enters into an agreement during the Term providing severance benefits and termination rights to any executive officer, or acceleration of options to acquire shares of its common stock, SARS, phantom stock rights and any similar option or securities compensation, on a change of control of the Corporation, then Executive shall be granted termination and acceleration rights and benefits as least as favorable as those granted to any such executive officer.

8.       NON-COMPETE AND NO SOLICITATION

         8.1 NON-COMPETITION. During the Term and the Consulting Term, the Executive will not directly or indirectly, as a consultant to, or employee, officer, director, stockholder (except as a holder of less than 5% of the outstanding stock of any publicly traded corporation), partner or other owner of or participant in any business entity other than the Corporation and its subsidiaries (including SM), engage in or assist any other person or entity to engage in any business which competes with any business in which the Corporation or its subsidiaries (including SM) or any of their affiliates is engaging or is preparing to engage at the time of termination of the Executive's employment, anywhere in the United States or anywhere else in the world where the Corporation or its subsidiaries (including SM) or any of their affiliates do business.

         8.2 NON-SOLICITATION. The Executive acknowledges that he has had and will have extensive contacts with employees, customers and suppliers of the Corporation and its subsidiaries (including SM). Accordingly, the Executive covenants and agrees that, during the Term and the Consulting Term, he will not, without the written consent of the Corporation (i) solicit the services of any of the employees of the Corporation or its subsidiaries (including SM), who were employed by the Corporation or its subsidiaries (including SM) within the one
(1) year period immediately prior to the termination of the Executive's employment with the Corporation, (ii) provide services to, or solicit, divert or take away, or attempt to divert or take away from the Corporation or its subsidiaries (including SM) the business of any person or entity who was a customer, or who had been actively solicited by the Corporation or its subsidiaries (including SM) to become a customer, of the Corporation, or its subsidiaries (including SM) within the one (1) year period immediately prior to the termination of the Executive's employment with the Corporation, or (iii) solicit, divert or take away, or attempt to divert or take away, from the Corporation or its subsidiaries (including SM) the business of any person or entity who was a supplier of the Corporation or its subsidiaries (including SM) within the one (1) year

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period immediately prior to the termination of the Executive's employment with the Corporation.

         8.3 REMEDIES. Without limiting the remedies available to the Corporation, the Executive acknowledges that his talents and services are special and unique, and that a breach of any of the covenants contained in
Section 8.1 or Section 8.2 could result in irreparable injury to the Corporation for which there might be no adequate remedy at law, and that, in the event of such a breach of threat thereof, the Corporation shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining him from engaging in any activities prohibited by Section
8.1 or in Section 8.2 or such other equitable relief as may be required to enforce specifically any of the covenants of Section 8.1 or Section 8.2. The provisions of Section 8.1 and the provisions of Section 8.2 shall survive the termination of this Agreement and shall continue thereafter in full force and effect in accordance with the terms of Section 8.1 and 8.2.

9.       CONFIDENTIALITY

         9.1 The Executive will not at any time, directly or indirectly, disclose or divulge, except as required in connection with the performance of his duties for the Corporation, and except to legal counsel or as required or requested by any governmental agency or pursuant to legal process, any Confidential Information (as hereinafter defined) acquired by him during or in connection with his employment by the Corporation. As used herein "Confidential Information" means all trade secrets of the Corporation and its subsidiaries (including SM), including information of others that the Corporation and its subsidiaries (including SM) have agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive or which the Executive is required to disclose by legal process or to defend himself in a legal proceeding.

         9.2 The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information, except as required in connection with the performance of his duties for the Corporation or its subsidiaries (including
SM). Nothing herein is intended to preclude Executive after termination of his employment with the Corporation from being employed in a similar capacity by others or for his own account and from using the business techniques, marketing skills and contacts and relationships which Executive possesses.

         9.3 After the termination of the Executive's employment with the Corporation, upon the Corporation's request, the Executive shall immediately deliver to the Corporation all Confidential Information (including all copies) in his possession.

         9.4 All copyrightable work by the Executive produced primarily during business hours or relating to the Corporation's businesses, which is produced during the Term, is intended to be "work made for hire" as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Corporation. If the copyright to any such copyrightable work is not the property of the Corporation by operation of law, the Executive will, without further consideration, assign to the Corporation all right, title and interest in such copyrightable work and will assist the Corporation and its nominees in every way, at the Corporation's

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expense, to secure, maintain and defend for the Corporation's benefit copyrights and any extensions and renewals thereof on any and all such work, including translations thereof in any and all countries, such work to be and to remain the property of the Corporation whether copyrighted or not.





10.      GUARANTEE BY SUBSIDIARIES (INCLUDING SM)

         SM hereby unconditionally guarantees the due and timely performance by the Corporation of all of its obligations hereunder. If for any reason the Corporation fails to perform such obligations, SM shall, upon notice thereof from Executive, perform such obligations and Executive may proceed directly against the Corporation or SM in the event of any breach of this Agreement by the Corporation. The Corporation shall cause each new subsidiary which it organizes to guarantee unconditionally the due and timely performance by the Corporation of all of its obligations hereunder as soon as practicable after its formation.

11.      LOAN TO EXECUTIVE

         11.1 EXECUTIVE LOAN

                  The parties to this Agreement hereby acknowledge that the Corporation has made a loan to Executive secured by certain shares of the common stock of the Corporation owned by Executive, which such loan has an outstanding balance as of the date of this Agreement of $575,000. The parties to this Agreement agree that such loan shall be extended until the expiration of the Term of this Agreement on the same terms and conditions as were in effect as of the date of this Agreement. The parties to this Agreement further agree that such loan shall be forgiven on the expiration of the Term of this Agreement, or on the earlier termination of this Agreement pursuant to Sections 6.4, 6.5 or 6.6.

         11.2 LINE OF CREDIT

                  Upon request from Executive, the Corporation will make available to Executive a revolving line of credit (the "Line of Credit") of up to $2,000,000. The Line of Credit (i) shall bear interest at the applicable federal rate and be payable at maturity, (ii) may be drawn upon up through and including the date of the annual meeting of the shareholders of the Corporation in 2001 at which directors are elected, provided that Executive shall not be entitled to draw on the Line of Credit after (A) the date of termination as to Executive of the Voting Agreement of even date herewith by and among Overseas Toys, L.P., Executive and other stockholders of the Corporation listed on the signature page thereof, or (B) the effective date of Executive's termination of employment by the Corporation for "cause" under Section 6.3 or of Executive's voluntary termination of his employment without "good reason," as defined in
Section 6.6, (iii) will provide that amounts borrowed and repaid may


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be reborrowed, (iv) will be due and payable six months after the earliest applicable date specified in clause (ii) of this sentence (including subclauses
(A) and (B) thereof), and (v) will otherwise be on commercially reasonable terms and conditions. The Line of Credit will be full recourse and will be secured by a pledge of the minimum number of shares of common stock of the Corporation owned by Executive required to be pledged under applicable Federal margin requirements to secure the Line of Credit (or, if Federal margin requirements are not applicable to the Line of Credit, the minimum number of shares which would be required to be pledged to secure the Line of Credit if such Federal margin requirements were applicable).

12.      MISCELLANEOUS

         12.1 ARBITRATION

                  Except for equitable relief as provided in Section 8.3 and provisional relief by a court pending arbitration, arbitration in accordance with the then most applicable rules of the American Arbitration Association shall be the exclusive remedy for resolving any dispute or controversy between the parties, including, but not limited to, any dispute of any nature between the parties as well as any dispute regarding the termination of Executive's employment, or the application, interpretation or validity of this Agreement. If the parties are unable to agree upon an arbitrator, they shall select a single arbitrator from a list of nine arbitrators designated by the office of the American Arbitration Association having responsibility for Century City, California, all of whom shall be retired judges who are actively involved in hearing private employment cases or who are members of the American Arbitration Association's employment panel. If the parties are unable to agree upon an arbitrator from the list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. The remaining name on the list shall be the arbitrator. The Corporation shall initially bear the fees and expenses of the arbitrator and all other expenses of the arbitration other than any filing fees required of claimants by the American Arbitration Association. Each party shall be responsible for the payment of his, her or its attorney's fees and the costs associated with the preparation and presentation of his, her or its case; provided, however, the arbitrator may, to the extent permitted by law, award attorneys fees, costs and expenses to the prevailing party. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Unless mutually agreed otherwise by the parties, any arbitration shall be conducted in Century City, California. The arbitrator shall be empowered to grant only such relief as would be available in a court of law. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or she, or it would be entitled to summary judgement if the matter had been pursued in court litigation. In the event of any conflict between this Section 12.1 and the rules of the American Arbitration Association, the provisions of this Section
12.1 shall be determinative. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of the Agreement are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts


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between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that this arbitration provision is not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

         12.2 NO THIRD-PARTY BENEFICIARIES

                  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

         12.3 ENTIRE AGREEMENT

                  This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         12.4 SUCCESSION AND ASSIGNMENT

                  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Corporation and Executive; provided, however, that the Corporation may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Corporation nonetheless shall remain responsible for the performance of all of its obligations hereunder); and (iii) assign its rights and interests hereunder to any entity into which the Corporation may be merged or which may succeed to substantially all of its assets or business.

         12.5 COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         12.6 HEADINGS

                  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this agreement.

         12.7 NOTICES

                  All notices, requests, demands, claims, and other communications required or permitted hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         IF TO CORPORATION:

         CYRK, INC.
         3 Pond Road
         Gloucester, Massachusetts 01930
         Attn:  Chief Financial Officer

         with copy to:

         Dewey Ballantine LLP
         1301 Avenue of the Americas
         New York, New York 10019
         Attn.  Richard D. Pritz

         and

         Choate, Hall & Stewart
         Exchange Place
         53 State Street
         Boston, Massachusetts 02109
         Attn.  Cameron Read

         IF TO EXECUTIVE:

         ALLAN BROWN
         29020 Cliffside Drive
         Malibu, CA 90265

         with copy to:

         Irell & Manella LLP
         1800 Avenue of the Stars, Suite 900
         Los Angeles, CA 90067-4276
         Attn:  Martin N. Gelfand, Esq.

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail) , but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving notice in the manner herein set forth.

         12.8 GOVERNING LAW

                  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

         12.9 AMENDMENTS AND WAIVERS

                  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Corporation and Executive. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         12.10 SEVERABILITY

                  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                          [Next page is signature page]




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


         IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   "THE CORPORATION"

                                   CYRK, INC.

                                   By: ____________________________

                                   Its: ____________________________


                                   "SM"

                                   SIMON MARKETING, INC.

                                   By: ____________________________

                                   Its: ____________________________


                                   "EXECUTIVE"



                                   --------------------------------
                                   Allan Brown



                                      -15-